KPMG
(Logo)
KPMG LLP
Suite 1400
55 Second Street
San Francisco, CA 94105
Report of Independent Registered Public Accounting Firm
The Board of Directors
Wells Fargo Bank, National Association:
We have examined management's assessment, included in the accompanying Management's Assessment, that Wells Fargo Commercial Mortgage Servicing, a division of Wells Fargo Bank, National Association,
(the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and
Exchange Commission's Regulation AB for the servicing of commercial loans (the "Platform"), except for servicing criteria 1122(d)(1)(iii), 1122(d)(3)(i)(B-D), 1122(d)(3)(ii-iv), and 1122(d)(4)(xv), which the
Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2014. The Company has determined that servicing criteria
1122(d)(4)(xi) and 1122(d)(4)(xii) are applicable to the activities the Company performs with respect to the
Platform, except for certain tax payment activities which the Company has engaged various vendors to perform. With respect to applicable servicing criterion 1122(d)(4)(iii), the Company has determined that there were no activities performed during the year ended December 31, 2014 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities.
Appendix A to the accompanying Management's Assessment identifies the commercial mortgage pools and other structures involving the commercial loans defined by management as constituting the Platform.
Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination
.
Our examination was conducted in accordance with the standards of the Public Company Accounting
Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the
Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
As described in the accompanying Management's Assessment, for servicing criteria 1122(d)(l)(i),
1122(d)(3)(i)(A), 1122(d)(4)(i), and 1122(d)(4)(vi), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that none of these vendors is considered a "servicer" as defined in Item 1101(j)
of Regulation AB, and the Company has elected to take
responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the
SEC's
Compliance and Disclosure Interpretation ("C&DI'') 200.06, Vendors Engaged by Servicers
KPMG
LLP
is a
Delaware limited ability partnership,
the
U.S. member firm of KPMG international Cooperative ("KPMG
International"), a Swiss entity.

(C&DI 200.06) (formerly SEC Manual Telephone Interpretation 17.06). As permitted by C&DI 200.06, the
Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply
C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply C&DI 200.06.
In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(l)(i), 1122(d)(3)(i)(A), 1122(d)(4)(i), and 1122(d)(4)(vi), for
which compliance is determined based on
C&DI
200.06 as described above, as of and for the year ended
December 31, 2014 is fairly stated, in all material respects.
/s/ KPMG LLP
San Francisco, California
March 6, 2015
2